Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S 3 (Nos. 333 234567, 333 255723, 333 265773, 333 267187 and 333 272993) and Form S 8 (Nos. 333 188764, 333 208752, 333 220953, 333 233728, 333 258445, 333 265774 and 333 272995) of Streamline Health Solutions, Inc. (the “Company”) of our reports dated April 30, 2024, with respect to the consolidated financial statements of the Company, included in this Annual Report on Form 10 K for the year ended January 31, 2024.

/s/ FORVIS, LLP

Atlanta, Georgia

April 30, 2024